EXHIBIT 10.8

TRANSITION AGREEMENT

March 22, 2019

To:	Bruce J. Cady (“you” or “Executive”)

From:	ChoiceOne Financial Services, Inc. and County Bank Corp.

This confirms our agreement (this “Agreement”) regarding your terms of employment and non-competition agreement with ChoiceOne Financial Services, Inc. (“ChoiceOne”) and County Bank Corp. (“CBC”). This Agreement is offered in connection with ChoiceOne’s merger with CBC pursuant to the Agreement and Plan of Merger dated as of March 22, 2019, between ChoiceOne and CBC (the “Merger Agreement”).

1.               If the merger of ChoiceOne and CBC closes as contemplated by the Merger Agreement, this Agreement will automatically become effective on the Effective Time of the Merger (as defined by the Merger Agreement). The term of this Agreement will begin on the Effective Time and end December 31, 2019 (the “Term”), after which this Agreement and your employment will terminate automatically, with no severance pay or benefits due upon your termination of employment except as otherwise provided in this Agreement.

2.               You will be employed by ChoiceOne or one of ChoiceOne’s subsidiary banks. You will provide services as requested by ChoiceOne’s Board of Directors and ChoiceOne’s Chief Executive Officer to assist in the integration of CBC into ChoiceOne. You will be compensated for the Term at the rate of an annual salary of $304,321.00 prorated for the Term, which may not be adjusted downward during the Term. You agree to abide by the policies, practices and procedures of ChoiceOne as established from time-to-time. During the Term, you will continue to be provided an automobile to use consistent with CBC’s past practices. In this position, you will not be eligible for any bonus, incentive or equity plans. You will be eligible to participate in employee benefit plans, including a 401(k) plan and group health plan, as generally applicable to similarly situated employees and subject to the terms and conditions of the applicable benefit plans. You will be entitled to a prorated 2019 bonus, 401(k) matching contribution, and profit-sharing contribution for the portion of 2019 through the Effective Date as provided by the Merger Agreement for CBC employees.

3.               In addition to your salary during the Term, ChoiceOne agrees that you will be paid the following amounts in a lump sum within 30 days after your termination of employment, less taxes and withholdings:

a.                Severance of $608,642.00 plus $16,578.47, which is an amount equal to 12 times the monthly cost of health care continuation under CBC’s health plan.

b.               The net present value of your benefit under the CBC Supplemental Executive Retirement Plan (“SERP”), calculated upon the termination of the SERP as of December 31, 2019.

Your account balance in the CBC Director Retirement Plan will be paid to you as provided in the Merger Agreement.

4.               You agree that the restrictions contained in Sections 7 and 8 of your Executive Employment Agreement with CBC, as attached to this Agreement as Appendix A, are incorporated herein and will apply after termination of your employment and acknowledge and agree that the payments provided under this Agreement are adequate consideration for those restrictions.

5.               All payments under this Agreement are conditioned on you executing and not revoking a separation and release agreement in the form attached to this Agreement as Appendix B.

6.               This Agreement shall be governed by Michigan law, without regard to choice of law rules. This Agreement constitutes the entire understanding of the parties concerning the subjects addressed in this Agreement and supersedes any prior understanding or agreement between the parties, including your Executive Employment Agreement dated February 18, 2016, with CBC, which you agree terminates as of the Effective Time of the Merger. This Agreement may not be modified except in a writing signed by the parties.

7.               This Agreement may be assigned by ChoiceOne; provided, that ChoiceOne shall remain liable for all payment obligations under this Agreement. Because your agreement is personal in nature, you may not assign the responsibilities nor the payments to be received pursuant to this Agreement.

8.               No provisions of this Agreement may be amended, modified, waived or discharged unless the waiver, modification, or discharge is agreed to in a writing signed by you and ChoiceOne. No waiver by any party at any time of any breach or non-performance of this Agreement by another party shall be deemed a waiver of any prior or subsequent breach or non-performance.

9.               The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. If a court of competent jurisdiction ever determines that any provision of this Agreement is unenforceable as written, the parties intend that the provision shall be deemed narrowed or revised in that jurisdiction (as to geographic scope, duration, or any other matter) to the extent necessary to allow enforcement of the provision. The revision shall thereafter govern in that jurisdiction, subject only to any allowable appeals of that court decision. The parties agree that any breach of the provisions in Appendix A is likely to result in irreparable injury to ChoiceOne and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, ChoiceOne will be entitled to enforce the specific performance of this Agreement by Executive in any court of competent jurisdiction and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated. Neither the right to obtain such relief nor the obtaining of such relief will be exclusive or preclude ChoiceOne from any other remedy.

10.            This Agreement may be signed in original, electronically or by fax in counterparts, each of which shall be deemed an original, and together the counterparts shall constitute one complete document.

Signature Page to Follow

Please sign below to confirm our agreement.

Sincerely,

COUNTY BANK CORP.

By	/s/ Michael J. Burke
Michael J. Burke, President

CHOICEONE FINANCIAL SERVICES, INC.

By	/s/ Kelly J. Potes
Kelly J. Potes, Chief Executive Officer

AGREED:

/s/ Bruce J. Cady
Bruce J. Cady

[signature page to Transition Agreement]

APPENDIX A

Section 7. Proprietary Information; Inventions in the Field.

Section 7.01. Proprietary Information. In the course of service to the Bank, Executive will have access to (i) the identities of the Bank's existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of the Bank's existing and prospective customers or clients; (iii) non-public financial information about the Company and the Bank; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, the Company's and/or the Bank's employees; (vi) the identities of and pricing information about the Company's and/or the Bank's vendors; (vii) training programs developed by the Company and/or the Bank; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the Company's and the Bank's financial results and business conditions; (xii) business plans and strategies; (xiii) special processes, procedures, and services of the Company and the Bank and their vendors; and (xiv) computer programs and software developed by the Company and/or the Bank or their consultants, all of which are confidential and may be proprietary and are owned or used by the Bank, or any of its subsidiaries or affiliates. Such information will hereinafter be called "Proprietary Information" and will include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Bank or any of its subsidiaries or affiliates as to which Executive may have access, whether conceived or developed by others or by Executive alone or with others during the period of service to the Bank, whether or not conceived or developed during regular working hours. Proprietary Information will not include any records, data or information which are in the public domain during or after the period of service by Executive provided the same are not in the public domain as a consequence of disclosure directly or indirectly by Executive in violation of this Agreement.

Section 7.02. Fiduciary Obligations. Executive agrees that Proprietary Information is of critical importance to the Bank and a violation of this Section 7 would seriously and irreparably impair and damage the Bank's business. Executive agrees that he will keep all Proprietary Information in a fiduciary capacity for the sole benefit of the Bank.

Section 7.03. Non-Use and Non-Disclosure. Executive will not during the Term or at any time thereafter (a) disclose, directly or indirectly, any Proprietary Information to any person other than the Bank or executives thereof at the time of such disclosure who, in the reasonable judgment of Executive, need to know such Proprietary Information or such other persons to whom Executive has been specifically instructed to make disclosure by the Board and in all such cases only to the extent required in the course of Executive's service to the Bank or (b) use any Proprietary Information, directly or indirectly, for his own benefit or for the benefit of any other person or entity. At the termination of his employment, Executive will deliver to the Bank all notes, letters, documents and records which may contain Proprietary Information which are then in his possession or control and will destroy any and all copies and summaries thereof.

Section 7.04. Return of Documents. All notes, letters, documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Bank or its affiliates and any copies, in whole or in part, thereof (collectively, the "Documents"), whether or not prepared by Executive, will be the sole and exclusive property of the Bank Executive will safeguard all Documents and will surrender to the Bank at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in Executive's possession or control.

Section 8. Restrictions on Activities of Executive. The Bank and Executive agree to the non-competition provisions set forth in this Section.

Section 8.01. Non-Competition. Executive agrees that during the term of his employment, which may exceed the Term of this Agreement, and for the Non-Competition Period set forth below, Executive will not, except as an employee of the Bank, in any capacity for Executive or for others, directly or indirectly:

(a)                 compete or engage anywhere in the geographic area comprised of any county in which the Bank currently does business, inclusive of the area which consists of the fifty (50) mile radius surrounding Executive's primary place of business in Lapeer, Michigan, plus any metropolitan statistical area, as that term is defined by the US Office of Management & Budget, in which a Bank customer is located and in which Executive has, on behalf of the Bank or the Company, conducted business, either in person, telephonically, electronically or otherwise, during the twelve (12) month period preceding the effective date of the termination (the "Market Area"), in any business that is the same or similar to the Bank, or offers competing financial products and services to those offered by the Bank;

(b)                 take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by, or be connected in any manner with any partnership, corporation or other business or entity engaging in a business the same or similar, or which offers competing financial products and services as those offered by the Bank anywhere within the Market Area; notwithstanding the foregoing, Executive is permitted hereunder to own, directly or indirectly, up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business within the Market Area;

(c)                 call on, service, or solicit competing business from customers or prospective customers of the Bank if, within the twenty-four (24) months before the termination of Executive's employment, Executive had or made contact with the customer, or had access to Proprietary Information or information and files about the customer; or

(d)                 call on, solicit, or induce any employee of the Bank whom Executive had contact with, knowledge of, or association with in the course of employment with the Bank to terminate employment from the Bank, and will not assist any other person or entity in such activities.

Section 8.02. Non-Competition Period. The restrictions on Executive's activities identified in Section 8.01 hereof will apply for the longer of (a) twenty-four (24) months after the termination of Executive's employment with the Bank, or (b) the period during which Executive is receiving severance benefits pursuant to Section 6.02 (the ''Non-Competition Period"). The restrictions identified at Section 8.01 hereof will be applicable without regard to the reason for the termination of Executive's employment with the Bank.

Section 8.03. Tolling. In the event that the Company or the Bank will file a lawsuit in any court of competent jurisdiction alleging a breach of any of Executive's obligations under this Agreement, then any time period set forth in this Agreement, including the Non-Competition Period, will be deemed tolled as of the time such lawsuit is filed and will remain tolled until such dispute is resolved either by written settlement agreement resolving all claims raised by the lawsuit or by entry of a final judgment in such lawsuit and the final resolution of any post judgment appellate proceedings.

Section 8.04. THE EXECUTIVE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE POSSESSES AT THE TIME OF COMMENCEMENT OF EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT HIM, IN THE EVENT OF TERMINATION OF HIS EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION OF SECTION 6 OR 7 HEREOF.

APPENDIX B

SEPARATION AND RELEASE AGREEMENT

I entered into a Transition Agreement with CHOICEONE FINANCIAL SERVICES, INC. (“ChoiceOne”) and COUNTY BANK CORP. (“CBC”) dated March 22, 2019. I hereby acknowledge and agree as follows:

1.       A Separation and Release Agreement was attached as Appendix B to the Transition Agreement.

2.       The benefits set forth in Paragraph 3 of the Transition Agreement become payable only if I sign this Separation and Release Agreement and do not revoke it within the seven (7) day revocation period after I sign it as provided below.

3.       In consideration of benefits set forth in Paragraph 3 of the Transition Agreement, I release, waive, and forever discharge ChoiceOne and CBC, and all affiliated entities of ChoiceOne and CBC and the predecessors, successors, assigns, agents, officers, shareholders, employees and other representatives of ChoiceOne, CBC and each of their respective affiliates, from all claims, demands, charges, obligations, damages, and liabilities of every kind and nature and from all actions and causes of action which I may now have or later maintain against any of them, occurring prior to the effective date of this Separation and Release Agreement, whether in law or in equity, known or unknown, arising in any way out of my employment or the separation of my employment with ChoiceOne and/or CBC.

a.       Included Statutes. This Release and Waiver includes, but is not limited to, any and all claims, including claims for attorneys’ fees, arising under the Civil Rights Acts of 1964 and 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Michigan Elliott-Larsen Civil Rights Act, the Michigan Persons with Disabilities Civil Rights Act, and all other relevant state and federal statutes.

b.       Included Claims. This Release and Waiver also includes, but is not limited to, all claims for past or future wages, severance pay, bonuses, commissions, vacation pay, paid time off, medical insurance, life or disability insurance, tuition reimbursement, and other benefits (except as provided in the Transition Agreement and Separation and Release Agreement, and except for vested retirement benefits) and all claims for violation of any expressed or implied agreement, written or verbal, that occurred before the execution of this Separation and Release Agreement, or for any violation of any common law duty or statute, including all claims for attorneys’ fees.

c.       Excluded Claims. I do not waive rights or claims that may arise after the date I sign this Separation and Release Agreement, including any claims relating to a breach of this Separation and Release Agreement by ChoiceOne and CBC. I do not waive any rights to vested employee benefits, group health benefit continuation rights provided by COBRA, any claim for workers’ compensation, or any rights to indemnification under any indemnification agreement with CBC, Articles of Incorporation, Bylaws, or any other organizational documents of CBC, insurance policy, or applicable state law with respect to any liability as an employee, officer, or director of CBC or Lakestone Bank & Trust.

4.       I may consider this Separation and Release Agreement for up to twenty-one (21) days after my termination date. If this Separation and Release Agreement is signed before the end of the twenty-one (21) day period, I acknowledge that it is because I freely chose to do so after carefully considering the terms of the Separation and Release Agreement and after the opportunity to consult with an attorney. I also have the right to revoke the Separation and Release Agreement for a period of seven (7) days following the date of execution.

The parties have signed this Agreement as of the _____ day of _____________, 2019.

Dated: _____________, 2019
Bruce J. Cady

Dated: _____________, 2019	CHOICEONE FINANCIAL SERVICES, INC.

By:
Its:
Employer